Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
AdaptHealth Corp.:

We consent to the incorporation by reference in the registration statements (No. 333-239967 and 333-236011) on Forms S-1 and the registration statements (No. 333-236012 and 333-256824) on Forms S-8 of AdaptHealth Corp. of our report dated April 1, 2021, with respect to the consolidated balance sheets of AeroCare Holdings, Inc. as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements), which report appears in the Form 8-K/A of AdaptHealth Corp. dated June 28, 2021.

/s/ KPMG LLP

Philadelphia, Pennsylvania

June 28, 2021